                                                                    EXHIBIT 12.2

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          HALF      HALF
                            YEAR     YEAR     YEAR     YEAR     YEAR      YEAR      YEAR
                            1989     1990     1991     1992     1993      1993      1994
                          (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)# (Pounds)# (Pounds)
                          -------- -------- -------- -------- --------- --------- --------
US GAAP
EARNINGS
Income from ordinary
 activities before
 taxation: UK GAAP......     617     354      531      102       633       362      351
Adjustments to conform
 with US GAAP:
  Pension expense.......     -19     -11      -23       -9       -33       -25      -25
  Post Retirement
   Benefits.............                                          -5        -3        1
  Purchase accounting
   adjustments (goodwill
   and intangibles).....     -40     -53      -42      -70       -48       -15      -10
  Disposal of over the
   counter
   pharmaceuticals
   business in the US...    -210     210                                    -8
  Other.................                       -6        6         7                  1
                            ----     ---      ---      ---       ---       ---      ---
Income from ordinary
 activities before
 taxation: US GAAP......     348     500      460       29       554       311      318
Adjustment to bring
 associated undertakings
 onto income received
 basis..................      -1      -4       -2       -1                  -2
Fixed Charges...........     329     281      300      271       163       105       45
                            ----     ---      ---      ---       ---       ---      ---
                             676     777      758      299       717       414      363
                            ----     ---      ---      ---       ---       ---      ---
FIXED CHARGES
Interest payable on long
 term debt..............      10      10       10        6        21         3       20
Interest payable on
 short term borrowings
 and other financing
 costs..................      28      23       31       25        30        13       20
Interest payable on
 amounts due to the ICI
 Group..................     280     236      249      234       105        87        1
Interest element of
 operating lease
 charges................      11      12       10        6         7         2        4
                            ----     ---      ---      ---       ---       ---      ---
                             329     281      300      271       163       105       45
                            ----     ---      ---      ---       ---       ---      ---
Ratio...................     2.1     2.8      2.5      1.1       4.4       3.9      8.1

# Restated for change in accounting policy. (UITF Abstract 6 "Accounting for post-retirement benefits other than pensions" was adopted on January 1, 1994.)